Exhibit 99

WENDY’S INTERNATIONAL, INC.
[LOGOS]

CORPORATE NEWS

One Dave Thomas Boulevard P.O. Box 256 Dublin, Ohio 43017

Wendy’s International, Inc. reports strong December sales

Wendy’s U.S. company same-store sales increased 9.0%, franchisees up 8.1%

Tim Hortons same-store sales increased 5.7% in Canada and 10.7% in the U.S.

      DUBLIN, Ohio (January 6, 2004) – Wendy’s International, Inc. (NYSE: WEN) today announced strong December same-store sales at its Wendy’s and Tim Hortons brands.

      For the month ended on December 28, 2003, same-store sales grew 9.0% at Wendy’s® U.S. company restaurants. Same-store sales grew 8.1% at Wendy’s U.S. franchise restaurants. Sales were strong despite two major storms in the Northeast.

      Full-year same-store sales at Wendy’s U.S. company restaurants grew 0.9% and Wendy’s U.S. system same-store sales increased 1.1%. Wendy’s U.S. company average unit volumes reached an all-time high of $1.39 million.

      Tim Hortons® same-store sales for the month increased 5.7% in Canada and 10.7% in the U.S.

      Full-year same-store sales at Tim Hortons increased 4.8% in Canada and 4.5% in the U.S. Average annual sales per standard Tim Hortons restaurant in Canada reached a record high of $1.62 million (Canadian).

	2003	2002	2003
Same-Store Sales	December	December	November - final

Wendy’s U.S.-Company	9.0%	(0.9%)	9.4%

Wendy’s U.S.-Franchise	8.1%	1.0%	8.1%

Tim Hortons Canada	5.7%	4.5%	6.5%

Tim Hortons U.S.	10.7%	6.8%	8.8%

      “Our focus on quality products and meeting consumer trends at both Wendy’s and Tim Hortons continues to produce excellent results,” said Chairman and Chief Executive Officer Jack Schuessler.

      “Our Wild Mountain promotional sandwiches at Wendy’s did very well in December. The sandwiches featured a spicy chicken fillet or freshly grilled hamburger, topped with a hot and smoky southwestern pepper sauce, hickory smoked bacon and Colby Jack cheese.

      “Tim Hortons featured its outstanding chicken stew and holiday coffee merchandise during December,” Schuessler added. “Tim Hortons performance this year was particularly strong and important to our overall results since the chain now generates more than 40% of the Company’s income.”

Sales trends remained strong during last week of December

      Same-store sales at Wendy’s U.S. restaurants have remained strong since the USDA announced on December 23, 2003, that a single cow from a farm in Washington State tested presumptive positive for BSE.

      The Company reiterated today that its beef supply is not affiliated with the meat plants where the single cow was detected. The Company has policies prohibiting the use of downer animals or advanced meat recovery (AMR) processes.

      The Company continues to follow strict food safety safeguards and guidelines established years ago. The Company remains confident that its beef is safe and wholesome.

      “We support the actions being taken by the USDA as they focus on additional safeguards to protect the nation’s beef supply,” Schuessler said.

      The Company reiterated today that Baja Fresh Mexican Grill® is not affiliated with the meat plants in Washington State. Baja Fresh’s beef suppliers are approved by Wendy’s Quality Assurance department and meet Wendy’s high supplier standards. Baja Fresh uses only whole muscle cuts of beef.

Management confirms 6% to 8% EPS growth guidance for 2003

      The Company reiterated its earnings per share goal for 2003 in a range of $2.01 to $2.04, which is a 6% to 8% increase over the previous year.

      The Company is maintaining its long-term annual EPS growth goal of 12% to 15%, and is evaluating the impact of a tax rate change and other factors.

      The Company repurchased 182,000 common shares during the fourth quarter, through December 28, 2003, for $7 million. Year-to-date the Company has repurchased 2.1 million common shares for $57 million.

Company plans year-end disclosure and February 2, 2004 investor meeting

      The Company plans to publish its fourth quarter and year-end financial results on Friday, January 30, 2004.

      Management plans to meet with the investment community to review its year-end results and to discuss its 2004 outlook on Monday, February 2, 2004. The meeting will be held at the Mandarin Oriental Hotel in New York City and will also be available as a web cast. More information about the meeting will be announced in the near future.

Wendy’s International, Inc. overview

      Wendy’s International, Inc. is one of the world’s largest restaurant operating and franchising companies with more than 9,000 total restaurants and quality brands – Wendy’s Old Fashioned Hamburgers®, Tim Hortons and Baja Fresh Mexican Grill. The Company invested in two additional quality brands during 2002 – Cafe Express™ and Pasta Pomodoro®. More information about the Company is available at www.wendys-invest.com.

      Wendy’s Old Fashioned Hamburgers was founded in 1969 by Dave Thomas and is the third largest quick-service hamburger restaurant chain in the world, with more than 6,375 restaurants in the United States, Canada and international markets. Wendy’s offers a wide variety of quality products including hamburgers, chicken sandwiches, chicken strips, Garden Sensations salads, baked potatoes, French fries, soft drinks and Frostys™. More information about Wendy’s is available at www.wendys.com.

      Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and fresh baked goods restaurant chain in Canada. There are 2,343 Tim Hortons restaurants in

      Canada and 184 in the U.S. More information about Tim Hortons is available at www.timhortons.com.

      Baja Fresh Mexican Grill was founded in 1990 by Jim and Linda Magglos and is the leader in quality, fast-casual Mexican food. The chain has 282 restaurants in the United States. More information about Baja Fresh® is available at www.bajafresh.com.

Cafe Express is a trademark of Cafe Express LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACT:
John Barker (614-764-3044 or john barker@wendys.com)
Marsha Gordon (614-764-3019 or marsha gordon@wendys.com)

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the ability of the joint venture to acquire real estate and construct and equip a manufacturing plant on acceptable terms, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.